Silgan
Holdings Inc.

Exhibit 99.1

SILGAN ANNOUNCES SECOND QUARTER 2026 RESULTS

Highlights

•Achieved high single digit volume growth in dispensing products for fragrance markets
•Delivered high single digit volume growth in metal containers for pet food markets
•Executed long-term supply agreement with vegetable pack customer

NORWALK, CT, July 29, 2026 -- Silgan Holdings Inc. (NYSE: SLGN), a leading supplier of sustainable rigid packaging solutions for the world's essential consumer goods products, today reported second quarter 2026 net sales of $1.64 billion and net income of $75.8 million, or $0.72 per diluted share, as compared to second quarter 2025 net sales of $1.54 billion and net income of $89.0 million, or $0.83 per diluted share.

Adjusted net income per diluted share for the second quarter of 2026 was $0.98, after adjustments increasing net income per diluted share by $0.26. Adjusted net income per diluted share for the second quarter of 2025 was $1.01, after adjustments increasing net income per diluted share by $0.18. A reconciliation of net income per diluted share to "adjusted net income per diluted share," a Non-GAAP financial measure used by the Company that adjusts net income per diluted share for certain items, can be found in Table A at the back of this press release.

“Silgan reported another quarter of strong financial results in the second quarter that were above the midpoint of our expected range and highlighted our focused operational execution, as we continue to deliver on our plan for 2026. Our teams remain focused on our near and long term strategic growth initiatives that position the Company to deliver organic growth well into the future. Our unique customer-centric model and market-leading innovation continue to be rewarded in the markets we serve with incremental new business opportunities that drive above-market volume growth and an improving mix of higher margin products,” said Adam Greenlee, President and CEO. “The Silgan team continued to drive success in the second quarter, and our momentum into the second half of 2026 remains strong despite experiencing dynamic and evolving operating conditions against a backdrop of geopolitical and macroeconomic uncertainty,” continued Mr. Greenlee. “Our market leading Dispensing and Specialty Closures franchise continued to execute at a very high level in the second quarter, with high single digit growth in products for fragrance markets and additional contractual new business awards during the quarter. The market continues to validate our competitive advantage in this high-value segment of the packaging market, as our market leading product portfolio, new product innovation, and focused customer partnership model continue to separate us from our competition. Our Metal Containers business delivered another quarter of strong volume growth in products for pet food markets and successfully executed a new long-term supply agreement with a large customer in the vegetable market. In Custom Containers, our teams delivered another quarter of profit growth and continue to win new long-term business awards in the marketplace. We are pleased to have delivered a strong first half in 2026 and remain focused on executing our plan for the remainder of the year. The success of our long-term strategic initiatives, the strength of our teams, the power of our portfolio, and the value of our disciplined capital deployment model continue to create meaningful opportunity for shareholder value creation in 2026 and beyond,” concluded Mr. Greenlee.

Second Quarter Results

Net sales for the second quarter of 2026 were $1.64 billion, an increase of $104.1 million, or 7%, as compared to the same period in the prior year. Net sales increased primarily as a result of the contractual pass through of higher raw material costs in the current year quarter.

Income before interest and income taxes (EBIT) for the second quarter of 2026 was $151.0 million, a decrease of $16.5 million as compared to $167.5 million for the second quarter of 2025. EBIT in the Dispensing and Specialty Closures, Metal Containers and Custom Containers segments were $85.5 million, $55.4 million, and $25.5 million, respectively, in the second quarter of 2026. Rationalization charges were $18.2 million and $9.9 million in the second quarters of 2026 and 2025, respectively. A reconciliation of EBIT for each segment to Adjusted EBIT and Adjusted EBITDA, Non-GAAP financial measures used by the Company that adjust EBIT for certain items, can be found in Table B at the back of this press release.

Corporate expense for the second quarter of 2026 was $15.4 million, an increase of $4.8 million as compared to $10.6 million for the second quarter of 2025. The increase in corporate expense was primarily related to corporate development activities.

Interest and other debt expense for the second quarter of 2026 was $47.1 million, a decrease of $1.6 million as compared to the second quarter of 2025 primarily due to lower weighted average outstanding borrowings in the current year period.

The effective tax rates were 28.1% and 25.6% for the second quarters of 2026 and 2025, respectively. The adjusted effective tax rates were 25.2% and 25.3% for the second quarters of 2026 and 2025, respectively.

Second Quarter Segment Results

Dispensing and Specialty Closures
Net sales of the Dispensing and Specialty Closures segment were $713.9 million in the second quarter of 2026, an increase of $11.7 million, or 2%, as compared to $702.2 million in the second quarter of 2025. The increase in net sales was the result of the pass through of higher raw material and other costs of 3% and favorable foreign currency translation of 2%, which was partially offset by less favorable volume/mix of 3%.

Dispensing and Specialty Closures Adjusted EBIT in the second quarter of 2026 of $107.6 million was comparable to Adjusted EBIT of $107.9 million in the second quarter of 2025. Adjusted EBIT in the second quarter of 2026 benefitted from more favorable price/cost as compared to the prior year period, which was offset by less favorable volume/mix. Less favorable volume/mix in the current year quarter was primarily the result of lower market volumes of certain dispensing products, predominantly in Brazil, in the current year quarter that also resulted in a less favorable mix of products sold.

Metal Containers
Net sales of the Metal Containers segment were $763.9 million in the second quarter of 2026, an increase of $87.8 million, or 13%, as compared to $676.1 million in the second quarter of 2025. The increase in net sales was the result of improved price/mix due to the contractual pass through of higher raw material and other manufacturing costs. Metal container volume was comparable to the prior year period with a high single digit increase in volumes for pet food markets offset by the anticipated impact of more normal seasonal order patterns for products for the fruit and vegetable pack and lower volumes for soup markets.

Metal Containers Adjusted EBIT of $65.9 million in the second quarter of 2026 decreased as compared to Adjusted EBIT of $70.8 million in the second quarter of 2025. This decrease in Adjusted EBIT was primarily the result of less favorable price/cost including mix, in part due to the increase in volumes for smaller containers for pet food markets and the decrease in volumes for fruit and vegetable markets.

Custom Containers
Net sales of the Custom Containers segment were $165.5 million in the second quarter of 2026, an increase of $4.6 million, or 3%, as compared to $160.9 million in the second quarter of 2025. This increase was the result of more favorable price/mix of products sold which was partially offset by lower volumes of 4%. As anticipated, volumes in the current year quarter were below the prior year period due to the exit of lower margin business in 2025 as a result of footprint optimization plans to achieve previously announced cost reduction goals which impacted volumes by approximately 4%.

Custom Containers Adjusted EBIT increased $2.3 million to $27.2 million in the second quarter of 2026 as compared to Adjusted EBIT of $24.9 million in the second quarter of 2025. This increase in Adjusted EBIT was primarily the result of favorable price/cost including mix in the current year quarter which includes the benefit from previously announced cost reduction activities.

Outlook for 2026

The Company confirmed its estimate of adjusted net income per diluted share for the full year of 2026 in the range of $3.73 to $3.93, a 3% increase at the midpoint of the range over adjusted net income per diluted share of $3.72 in 2025. Adjusted EBIT in 2026 is expected to be higher than 2025 levels in all segments. Adjusted net income per diluted share excludes certain items as outlined in Table C at the back of this press release.

The Company confirmed its estimate of free cash flow in 2026 of approximately $450 million as compared to $445.2 million in 2025. Capital expenditures are expected to be approximately $310 million in 2026.

For the third quarter of 2026, the Company provided an estimate of adjusted net income per diluted share in the range of $1.21 to $1.31 as compared to $1.22 in the third quarter of 2025. Adjusted net income per diluted share excludes certain items as outlined in Table C at the back of this press release.

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company's results for the second quarter of 2026 at 8:30 a.m. eastern time on Wednesday, July 29, 2026. The conference call audio will be webcast live, and both the webcast and this press release can be accessed at www.silganholdings.com. Those who wish to participate in the conference call via teleconference from the U.S. and Canada should dial (800) 330-6710 and from outside the U.S. and Canada should dial (312) 471-1353. The confirmation code for the conference call is 7624632. The audio webcast can be accessed at www.silganholdings.com and will be available for 90 days thereafter for those who are unable to listen to the live call.

* * *

Silgan is a leading supplier of sustainable rigid packaging solutions for the world's essential consumer goods products with annual net sales of approximately $6.5 billion in 2025. Silgan operates 120 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading worldwide supplier of dispensing and specialty closures for fragrance and beauty, food, beverage, personal and health care, home care and lawn and garden products. The Company is also a leading supplier of metal containers in North America and Europe for pet and human food and general line products. In addition, the Company is a leading supplier of custom containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended. Such forward looking statements are made based upon management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2025 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

Contact:
Alexander Hutter
Senior Vice President, Strategy and Investor Relations
AHutter@silgan.com
203-406-3187

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
For the quarter and six months ended June 30,
(Dollars and shares in millions, except per share amounts)

	Second Quarter		Six Months
	2026	2025	2026	2025

Net sales	$1,643.3	$1,539.2	$3,204.5	$3,005.8

Cost of goods sold	1,348.4	1,240.1	2,643.8	2,436.3

Gross profit	294.9	299.1	560.7	569.5

Selling, general and administrative expenses	126.8	121.8	258.0	250.9

Rationalization charges	18.2	9.9	27.2	20.8

Other pension and postretirement (income)	(1.1)	(0.1)	(2.1)	(0.3)

Income before interest and income taxes	151.0	167.5	277.6	298.1

Interest and other debt expense before loss on early extinguishment of debt	47.1	48.7	88.5	91.6

Loss on early extinguishment of debt	—	—	1.0	—

Interest and other debt expense	47.1	48.7	89.5	91.6

Income before income taxes	103.9	118.8	188.1	206.5

Provision for income taxes	29.1	30.4	51.5	51.3

Income before equity in earnings of affiliates	74.8	88.4	136.6	155.2

Equity in earnings of affiliates, net of tax	1.0	0.6	2.2	1.7
Net income	$75.8	$89.0	$138.8	$156.9

Earnings per share (EPS):
Basic net income per share	$0.72	$0.83	$1.31	$1.47
Diluted net income per share	$0.72	$0.83	$1.31	$1.46

Cash dividends per common share	$0.21	$0.20	$0.42	$0.40

Weighted average shares:
Basic	105.8	107.1	105.7	107.0
Diluted	105.8	107.3	105.8	107.3

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(Dollars in millions)

	June 30,	June 30,	Dec. 31,
	2026	2025	2025
Assets:
Cash and cash equivalents	$351.5	$317.5	$1,080.7
Trade accounts receivable, net	1,454.7	1,242.1	589.4
Inventories	1,232.1	1,258.5	1,080.1
Other current assets	255.6	190.8	241.7
Property, plant and equipment, net	2,334.6	2,382.1	2,378.3
Other assets, net	3,972.2	4,019.4	4,026.9
Total assets	$9,600.7	$9,410.4	$9,397.1

Liabilities and stockholders' equity:
Accounts payable and accrued liabilities	$1,411.6	$1,197.2	$1,820.3
Current and long-term debt	4,833.8	5,052.1	4,346.8
Other liabilities	975.9	938.9	955.7
Stockholders' equity	2,379.4	2,222.2	2,274.3
Total liabilities and stockholders' equity	$9,600.7	$9,410.4	$9,397.1

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the six months ended June 30,
(Dollars in millions)

	2026	2025
Cash flows provided by (used in) operating activities:
Net income	$138.8	$156.9
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	168.7	155.3
Amortization of debt discount and debt issuance costs	3.0	2.6
Rationalization charges	27.2	20.8
Other changes that provided (used) cash:
Trade accounts receivable, net	(874.0)	(601.8)
Inventories	(159.9)	(293.8)
Trade accounts payable and other changes, net	(297.7)	(344.9)
Net cash (used in) operating activities	(993.9)	(904.9)

Cash flows provided by (used in) investing activities:
Capital expenditures	(146.7)	(155.7)
Proceeds from asset sales	4.4	9.6
Other investing activities	0.6	0.3
Net cash (used in) investing activities	(141.7)	(145.8)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(45.1)	(43.4)
Changes in outstanding checks - principally vendors	(97.4)	(85.0)
Net borrowings and other financing activities	548.2	642.3
Net cash provided by financing activities	405.7	513.9

Effect of exchange rate changes on cash and cash equivalents	0.7	31.4

Cash and cash equivalents:
Net (decrease)	(729.2)	(505.4)
Balance at beginning of year	1,080.7	822.9
Balance at end of period	$351.5	$317.5

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL SEGMENT FINANCIAL DATA
(UNAUDITED)
For the quarter and six months ended June 30,
(Dollars in millions)

	Second Quarter		Six Months
	2026	2025	2026	2025
Net sales:
Dispensing and Specialty Closures	$713.9	$702.2	$1,399.2	$1,373.3
Metal Containers	763.9	676.1	1,488.8	1,304.5
Custom Containers	165.5	160.9	316.5	328.0
Consolidated	$1,643.3	$1,539.2	$3,204.5	$3,005.8

Income before interest and income taxes (EBIT)
Dispensing and Specialty Closures	$85.5	$89.8	$162.8	$169.7
Metal Containers	55.4	65.7	100.4	110.5
Custom Containers	25.5	22.6	45.5	44.7
Corporate	(15.4)	(10.6)	(31.1)	(26.8)
Consolidated	$151.0	$167.5	$277.6	$298.1

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter and six months ended June 30,
(Dollars and shares in millions, except per share amounts)

Table A

	Second Quarter				Six Months
	2026		2025		2026		2025
	Net	Diluted	Net	Diluted	Net	Diluted	Net	Diluted
	Income	EPS	Income	EPS	Income	EPS	Income	EPS

U.S. GAAP net income and diluted EPS
	$75.8	$0.72	$89.0	$0.83	$138.8	$1.31	$156.9	$1.46

Adjustments (a)	27.9	0.26	19.0	0.18	47.4	0.45	39.2	0.37
Non-U.S. GAAP adjusted net income and adjusted diluted EPS
	$103.7	$0.98	$108.0	$1.01	$186.2	$1.76	$196.1	$1.83

Weighted average number of common shares outstanding - Diluted
		105.8		107.3		105.8		107.3

(a) Adjustments consist of items in the table below

	Second Quarter		Six Months
	2026	2025	2026	2025
Adjustments:
Acquired intangible asset amortization expense	$16.1	$15.9	$32.2	$31.3
Other pension (income) for U.S. pension plans and closed facilities	(1.0)	(0.9)	(2.0)	(1.8)
Rationalization charges	18.2	9.9	27.2	20.8
Costs attributed to announced acquisitions	—	—	—	1.1
Loss on early extinguishment of debt	—	—	1.0	—
Pre-tax impact of adjustments	33.3	24.9	58.4	51.4
Tax impact of adjustments	5.4	5.9	11.0	12.2
Net impact of adjustments	$27.9	$19.0	$47.4	$39.2

Weighted average number of common shares outstanding - Diluted
	105.8	107.3	105.8	107.3
Diluted EPS impact from adjustments	$0.26	$0.18	$0.45	$0.37

Adjusted tax rate	25.2%	25.3%	25.3%	24.6%

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED EBIT and ADJUSTED EBITDA (2)
(UNAUDITED)
For the quarter and six months ended June 30,
(Dollars in millions)
Table B

	Second Quarter		Six Months
	2026	2025	2026	2025
Dispensing and Specialty Closures:
Income before interest and income taxes (EBIT)	$85.5	$89.8	$162.8	$169.7
Acquired intangible asset amortization expense	14.7	14.4	29.6	28.4
Other pension expense (income) for U.S. pension plans and closed facilities	0.3	(0.2)	0.6	(0.3)
Equity in earnings of affiliates, net of tax	1.0	0.6	2.2	1.7
Rationalization charges	6.1	3.3	8.5	7.6
Adjusted EBIT	107.6	107.9	203.7	207.1
Depreciation	39.3	37.6	79.9	73.5
Adjusted EBITDA	$146.9	$145.5	$283.6	$280.6

Metal Containers:
Income before interest and income taxes (EBIT)	$55.4	$65.7	$100.4	$110.5
Acquired intangible asset amortization expense	0.4	0.4	0.7	0.7
Other pension (income) for U.S. pension plans and closed facilities	(1.3)	(0.4)	(2.6)	(1.0)
Rationalization charges	11.4	5.1	17.2	10.1
Adjusted EBIT	65.9	70.8	115.7	120.3
Depreciation	20.3	13.6	40.3	32.9
Adjusted EBITDA	$86.2	$84.4	$156.0	$153.2

Custom Containers:
Income before interest and income taxes (EBIT)	$25.5	$22.6	$45.5	$44.7
Acquired intangible asset amortization expense	1.0	1.1	1.9	2.2
Other pension (income) for U.S. pension plans and closed facilities	—	(0.3)	—	(0.5)
Rationalization charges	0.7	1.5	1.5	3.1
Adjusted EBIT	27.2	24.9	48.9	49.5
Depreciation	8.0	8.7	16.1	17.4
Adjusted EBITDA	$35.2	$33.6	$65.0	$66.9

Corporate:
(Loss) before interest and income taxes (EBIT)	$(15.4)	$(10.6)	$(31.1)	$(26.8)
Costs attributed to announced acquisitions	—	—	—	1.1
Adjusted EBIT	(15.4)	(10.6)	(31.1)	(25.7)
Depreciation	0.1	0.1	0.2	0.2
Adjusted EBITDA	$(15.3)	$(10.5)	$(30.9)	$(25.5)

Total Adjusted EBIT	185.3	193.0	337.2	351.2
Total Depreciation	67.7	60.0	136.5	124.0
Total Adjusted EBITDA	$253.0	$253.0	$473.7	$475.2

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter and year ended,
(Dollars and shares in millions, except per share amounts)

Table C
	Third Quarter,			Year Ended
	September 30,			December 31,
	Estimated		Actual	Estimated		Actual
	Low	High		Low	High
	2026	2026	2025	2026	2026	2025

U.S. GAAP net income as estimated for 2026
and as reported for 2025	$111.6	$122.2	$113.3	$318.1	$339.3	$288.4
Adjustments (a)	16.4	16.4	16.7	76.9	76.9	108.5
Non-U.S. GAAP adjusted net income as estimated for 2026 and presented for 2025
	$128.0	$138.6	$130.0	$395.0	$416.2	$396.9

U.S. GAAP diluted EPS as estimated for 2026
and as reported for 2025	$1.05	$1.15	$1.06	$3.00	$3.20	$2.70
Adjustments (a)	0.16	0.16	0.16	0.73	0.73	1.02
Non-U.S. GAAP adjusted diluted EPS as estimated for 2026 and presented for 2025
	$1.21	$1.31	$1.22	$3.73	$3.93	$3.72

(a) Adjustments consist of items in the table below

	Third Quarter,		Year Ended
	September 30,		December 31,
	2026	2025	2026	2025
	Estimated	Actual	Estimated	Actual
Adjustments:
Acquired intangible asset amortization expense	$15.9	$15.9	$63.9	$64.6
Other pension (income) for U.S. pension plans and closed facilities	(1.0)	(1.2)	(4.0)	(4.0)
Rationalization charges	5.8	7.2	35.3	60.5
Costs attributed to announced acquisitions	—	—	—	1.1
Loss on early extinguishment of debt	—	—	1.0	—
Pre-tax impact of adjustments	20.7	21.9	96.2	122.2
Tax impact of adjustments	4.3	5.2	19.3	13.7
Net impact of adjustments	$16.4	$16.7	$76.9	$108.5

Weighted average number of common shares outstanding - Diluted
	105.8	106.8	105.9	106.8
Diluted EPS impact from adjustments	$0.16	$0.16	$0.73	$1.02

(1) The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure. The Company’s management believes it is useful to exclude acquired intangible asset amortization expense, other pension (income) expense for U.S. pension plans and closed facilities, rationalization charges, costs attributed to announced acquisitions and the loss on early extinguishment of debt from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results. Acquired intangible asset amortization expense is a non-cash expense related to acquired operations that management believes is not indicative of the on-going performance of the acquired operations. Since the Company's U.S. pension plans are significantly over funded and have no required cash contributions for the foreseeable future based on current regulations, management views other pension income from the Company's U.S. pension plans, which excludes service costs, as not reflective of the operational performance of the Company or its segments. Additionally, other pension expense for closed facilities relate to former operations and former employees of the Company and are not indicative of the operational performance of the Company or its segments. While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. Costs attributed to announced acquisitions consist of third party fees and expenses that are viewed by management as part of the acquisition and not indicative of the on-going cost structure of the Company. The loss on early extinguishment of debt consists of third party fees and expenses incurred or debt costs written off that are viewed by management as part of the cost of prepayment of debt and not indicative of the on-going cost structure of the Company. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.

(2) The Company has presented Adjusted EBIT for the periods covered by this press release, which measure is a Non-GAAP financial measure. The Company’s management believes it is useful to exclude acquired intangible asset amortization expense, other pension (income) expense for U.S. pension plans and closed facilities, rationalization charges and costs attributed to announced acquisitions from EBIT, and to include in EBIT equity in earnings of affiliates, net of tax, for the Company and each of its segments as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of operating results of the Company and its segments. Acquired intangible asset amortization expense is a non-cash expense related to acquired operations that management believes is not indicative of the on-going performance of the acquired operations. Since the Company's U.S. pension plans are significantly over funded and have no required cash contributions for the foreseeable future based on current regulations, management views other pension income from the Company's U.S. pension plans, which excludes service costs, as not reflective of the operational performance of the Company or its segments. Additionally, other pension expense for closed facilities relate to former operations and former employees of the Company and are not indicative of the operational performance of the Company or its segments. While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. Costs attributed to announced acquisitions consist of third party fees and expenses that are viewed by management as part of the acquisition and not indicative of the on-going cost structure of the Company. The Company's management views the operating performance of its affiliates which are joint ventures as part of the Company's operating performance and therefore believes that the Company's share of the net operating results of its affiliates which are joint ventures should be included in the Company's Adjusted EBIT. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for income before interest and income taxes (EBIT) as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies. The Company has also presented Adjusted EBITDA for the periods covered by this press release, which measure is a Non-GAAP financial measure. Adjusted EBITDA means Adjusted EBIT plus depreciation. The Company's management believes that Adjusted EBITDA also allows for a more appropriate evaluation of operating results of the Company and its segments. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for income before interest and income taxes (EBIT) as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.